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                                                                   Exh. 10.15

                         ADAPTIVE BROADBAND CORPORATION

                               SEVERANCE AGREEMENT


THIS SEVERANCE AGREEMENT is entered into as of July 2, 1999 (the "Effective Date"), between ADAPTIVE BROADBAND CORPORATION, a Delaware corporation ("ADAP") and Donna Birks (the "Employee").

                                     RECITAL

The Employee serves as ADAP's Executive Vice President and Chief Financial Officer. ADAP and the Employee desire to set forth the terms of the Employee's severance compensation if the Employee's employment is ended as a result of a Change in Control. If a Change in Control occurs, the Employee and other key employees may be more vulnerable to dismissal or other negative consequences without regard to the quality of their past or prospective service. The Board of Directors (the "Board") believes that it is in the best interest of ADAP and its stockholders to ensure fair treatment to ADAP's key executives and to reduce any adverse effects upon their performance that may be caused by the perceived risks of a merger, acquisition or other major structural change.

The parties agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the following terms will have the meanings set forth below.

         1.1 A "CHANGE IN CONTROL" will occur if (a) any Person (as defined in Section 2(a)(2) of the Securities Act of 1933, as amended) other than ADAP, is or becomes the beneficial owner, directly or indirectly (including by holding securities which are exercisable for or convertible into shares of capital stock of
                  ADAP), of 30 % or more of the combined voting power of the outstanding shares of capital stock of ADAP entitled to vote generally in the election of directors ; or, (b) a Transaction is consummated; or, (c) Continuing Directors cease to constitute at least a majority of the Board: or, (d) a majority of the ADAP's Outside Directors determine that a Change in Control has occurred.

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         1.2      "CONTINUING DIRECTORS" shall mean the directors of ADAP in office on January 1, 1999 and any successor to any such director whose nomination or selection was approved by a majority of the directors in office at the time of the director's nomination or selection and who is not an "affiliate" or "associate" (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of any person who is the beneficial owner, directly or indirectly (including by holding securities which are exercisable for or convertible into shares of capital stock of ADAP), of 10% or more of the combined voting power of the outstanding shares of capital stock of ADAP entitled to vote generally in the election of directors.

         1.3 "DISABILITY" means that the Employee has met the qualifications for ADAP's long-term disability benefit.

         1.4      "GOOD REASON" includes any of the following:

                  (a) the assignment to the Employee of duties inconsistent with, or a substantial alteration in the nature or status of, the Employee's responsibilities immediately before a Change in Control;

                  (b) a reduction in the Employee's salary or other benefits as in effect on the date of a Change in Control;

                  (c) the Employee's relocation to a work site requiring an increase in one-way commute from Employee's residence of more than thirty-five (35) miles; or

                  (d) a breach by ADAP of this Agreement if the breach has not been cured within 30 days after written notice by the Employee to ADAP setting forth with specificity the nature of the breach.

         1.5 "OUTSIDE DIRECTOR" is a member of ADAP's Board of Directors who is not, and who during the past six months was not, an employee or officer of ADAP.

         1.6 "TERMINATION FOR CAUSE" is termination of the Employee's employment as a result of (a) the Employee's willful misconduct or the Employee's dishonesty towards, fraud upon, crime against or

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                  deliberate or attempted injury or bad faith action with
                  respect to ADAP; or (b) the Employee's conviction for a felony (whether in connection with ADAP's affairs or otherwise).

         1.7 "TERMINATION UPON A CHANGE IN CONTROL" is (a) termination by the Employee of Employee's employment for Good Reason within one year after the occurrence of a Change in Control; or (b) declination by the Employee of an offer of employment from ADAP, or ADAP's successor, for Good Reason at the time of a Change in Control if the Employee would not have been permitted to remain in Employee's existing position following such declination; or (c) termination by ADAP, or ADAP's successor, of the Employee's employment within one year after the occurrence of a Change in Control other than a Termination for Cause or a termination resulting from the Employee's death or Disability. The one-year period provided for herein shall be six months in the event that a Change in Control arises out of a Transaction defined in Section 1.8 (c) hereof.

         1.8 "TRANSACTION" is (a) a consolidation or merger of ADAP if the shareholders of ADAP immediately before the merger or consolidation do not immediately after the merger or consolidation own equity securities of the surviving or acquiring corporation or a parent party possessing 50% or more of the voting power of the surviving or acquiring corporation or parent party; (b) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of 50% or more of the assets of ADAP; or (c) the sale or other disposition of business units within any 12-month period that contributed for that 12-month period more than 45% of ADAP's revenues. The Transaction requirements defined in parts (b) and (c) above shall specifically exclude the sale of the Information Systems division and its associated assets, and the designated percentage thresholds for assets and revenues stated herein (50% and 45%, respectively) shall be calculated without including this division's assets or revenues in the base.

2. TERM. If no Change in Control has occurred, this Agreement will expire on December 31, 2000. If a Change in Control occurs prior to December 31, 2000, this Agreement will continue in effect, and will not terminate, until either the Employee has received the severance compensation provided for below or has ceased to be eligible for such compensation by reason of there not having been a Termination Upon a Change in Control.

3.       TERMINATION UPON A CHANGE IN CONTROL. If a Termination Upon a Change in
         Control

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         occurs, the Employee will immediately be paid all (a) accrued salary,
         (b) bonus compensation equal to the higher of (i) the annual EIP bonus based on ADAP's operating plan as approved by the Board during the first quarter of the fiscal year during which the Change in Control occurs, provided that the EVA growth for such fiscal year as of the most recently completed fiscal quarter is equal to that specified in the operating plan for such period, or (ii) the annual bonus or other equivalent incentive compensation payment established for the Employee by ADAP's successor and based on the operating plan of ADAP's successor at the beginning of the bonus's performance period during which Employee's termination occurs, (c) vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), unless the Employee is eligible for a delayed payout as authorized by the plan, (d) benefits then due under any plans of ADAP or ADAP's successor in which the Employee is a participant, (e) accrued Personal Time Off pay or vacation pay and (f) reimbursements for any appropriate business expenses incurred by the Employee in connection with his duties, all to the date of termination ("Accrued Compensation"). Repayment of any existing company loans shall be extended if necessary to delay repayment until the beginning of regular employment during the period of severance compensation provided for in Section 4. The Employee will also be entitled to the severance compensation described in Section 4.

4. SEVERANCE COMPENSATION. If a Termination Upon a Change in Control occurs, ADAP shall pay monthly severance compensation to the Employee for a period ending 24 months after termination, or ending 12 months after termination if the Termination Upon a Change in Control (i) is initiated by the Employee as specified in Sections 1.7 (a) or 1.7 (b) and (ii) is by reason of a Transaction defined in Section 1.8 (c), in an aggregate amount determined by adding (a) the Employee's monthly base salary at the time of termination and (b) an amount equal to the monthly `Perk Pot' benefit to which the Employee was entitled as an officer of ADAP at the time of the Change in Control, and (c) the amount of $2400.00 in lieu of other employee benefits (including health benefits) the Employee was receiving from ADAP at the time of the Change in Control. If the Employee begins regular employment prior to the expiration of the aforesaid 24 month period, or 12 month period if the Termination Upon a Change in Control (i) is initiated by the Employee as specified in Sections 1.7 (a) or 1.7 (b) and (ii) is by reason of a Transaction defined in Section 1.8 (c), then the severance compensation provided for in this Section 4 shall end as of the later of (i) the date of such regular employment or (ii) the date which is one-half the number of months past he beginning of severance compensation provided for in this Section 4. Employee agrees to promptly notify ADAP of any such regular employment and to reimburse ADAP for any payments made by ADAP hereunder that cover any period during which the Employee was a regular employee.

5. ACCELERATION OF OPTIONS. If a Termination Upon a Change in Control occurs, all stock options held by the Employee immediately before the termination will become fully vested and the stock options will be exercisable for the periods specified with respect to termination of employment in the plans covering the options.

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6.       OTHER BENEFITS. Neither this Agreement nor the severance compensation that it provides for will reduce any amounts otherwise payable, or in any way diminish the Employee's rights as an employee of ADAP, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus or stock purchase plan or under any employment agreement or other plan or arrangement, provided, however, that the rights granted to the Employee and the obligations assumed by ADAP under this Agreement will be in lieu of, and not in addition to, any severance or other termination payments to which the Employee may be entitled under any employment agreement or other plan or arrangement that the Employee may now or hereafter have with ADAP.

7. EMPLOYMENT STATUS. This Agreement does not constitute a contract of employment. It does not impose on ADAP any obligation to retain the Employee as an employee, to change the status of the Employee's employment or to change ADAP's policies regarding termination of employment.

8.       MISCELLANEOUS.

         a. SEVERABILITY. If a court or other body of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, that provision will be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of the Agreement will be deemed valid and enforceable to the fullest extent possible.

         b. WITHHOLDING. Compensation and benefits to the Employee under this Agreement will be reduced by all federal, state, local and other withholdings or similar taxes as required by applicable law.

         c. ARBITRATION. The parties will submit all controversies, claims and matters of difference in any way related to this Agreement, its performance or breach, to arbitration in San Francisco, California, according to the rules and practices of the American Arbitration Association from time to time in effect. Any awards in such arbitration shall be final and binding on all parties. The arbitrators shall allocate the costs of the arbitration in such manner as they deem equitable. The arbitrators may require the reimbursement of all or a portion of the reasonable legal fees incurred by the prevailing party in the arbitration proceeding and any legal proceedings which are taken to enforce the arbitral award.

         d. ENTIRE AGREEMENT: MODIFICATIONS. (i) This Agreement is the entire agreement between the parties with respect to the matters covered hereby, and may be amended, modified, superseded or canceled, or its terms waived, only by a written instrument executed by each party or, in the case of a waiver, by the

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                  party waiving compliance. (ii) Failure of a party at any time to require performance of any provision of this Agreement will not affect the right at a later time to enforce the same.
                  (iii) No waiver of a breach of this Agreement, whether by conduct or otherwise, in any one or more instances will be construed as a further or continuing waiver of the or of any other term of this Agreement. (iv) This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

         e. APPLICABLE LAW. This Agreement will be construed under and governed by the laws of the State of California without regard or reference to the rules of conflicts of law that would require the application of the laws of any other jurisdiction.

9. PRIOR AGREEMENTS. The Employee and ADAP (named "California Microwave, Inc." prior to April 29, 1999) acknowledge an offer of employment letter dated December 12, 1997, and a prior severance agreement dated May 18, 1998. The Employee and ADAP hereby agree that the provisions of the offer of employment letter which provide a severance benefit if the Employee's employment is terminated without cause shall not be affected by this Agreement, provided, however, that the Employee shall be entitled only to the severance benefit either thereunder, or under this Agreement, as designated in writing by the Employee no later than ten
         (10) calendar days after termination. If no such designation is so made, then only the severance benefit under this Agreement shall apply. Regardless of which severance benefit applies, the provisions regarding Excess Parachute Payment shall apply to the severance benefit, as set forth in the last sentence of the ninth paragraph of the offer of employment letter. The Employee and ADAP hereby terminate their prior severance agreement dated May 18, 1998, as of the day immediately prior to the Effective Date of this Agreement, and neither the Employee nor ADAP shall have any rights or obligations thereunder.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ADAPTIVE BROADBAND CORPORATION


/s/ Frederick D. Lawrence
--------------------------------        --------------------------------
Frederick D. Lawrence                   Donna Birks
Chairman and Chief Executive Officer    Executive Vice President and Chief
                                        Financial Officer